Exhibit 10.1

COUCHBASE, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Board of Directors on May 19, 2021

Couchbase, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place.  Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 8 of this Policy, this Policy was effective as of the Registration Date (such date, the “Effective Date”).  This Policy was most recently amended and restated by the Board on December 1, 2021.

1.Cash Compensation.

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $30,000.  There are no per-meeting attendance fees for attending Board meetings.  This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board, as applicable, listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board	$20,000
Lead Independent Director	$15,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$10,000
Chair of Compensation Committee:	$12,000
Member of Compensation Committee:	$6,000
Chair of Nominating Committee:	$7,500
Member of Nominating Committee:	$3,750

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

Election to Receive Cash Retainers in Restricted Stock Units

Each Outside Director may elect to receive his or her cash retainers in the form of fully vested restricted stock units.  An electing Outside Director will be granted a quarterly fully-vested restricted stock unit award (the “Quarterly Retainer Award”) having a Value (as defined below) equal to the quarterly portion of the annual cash retainer and/or any committee annual cash retainer that the Outside Director would have received absent an election, rounded down to the nearest whole share.  For each electing Outside Director, the Quarterly Retainer Award will automatically be granted quarterly following each applicable fiscal quarter on the first trading day on or after each of March 15, June 15, September 15 and December 15.  The Company will solicit elections in an open window for insider trading purposes.  An election shall auto-renew unless the Outside Director revokes the election.  Each election must remain in place for a minimum of a full fiscal year.

2.Equity Compensation.  Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.  All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)No Discretion.  No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)Initial Award.  Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a Value of $300,000, rounded down to the nearest whole Share.  The Initial Award will be automatically granted on the first trading date on or after the date on which such individual first becomes an Outside Director (the “Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.  If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, each Initial Award will vest as to 1/3 of the Shares subject to the Initial Award on each anniversary of the date the applicable Outside Director’s service as an Outside Director commenced, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c)Pro-Rated Annual Award.  An Outside Director will only receive an Award under this Section 2(c) (a “Pro-Rated Annual Award”) if the Start Date is not on the date of an Annual Meeting (as defined below).  If the Outside Director’s Start Date is an Annual Meeting, then the Directors shall receive the Annual Award described in Section 2(d) and no Pro-Rated Annual Award.  If an Outside Director is eligible for a Pro-Rated Annual Award, then the Outside Director shall be automatically granted on the Start Date an award of restricted stock units covering a number of Shares having a Value of (x) $170,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the Start Date and ending on the one-year anniversary of the date of the then-most recent Annual Meeting by (B) 12.  The Pro-Rated Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Pro-Rated Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Pro-Rated Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d)Annual Award.  On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $170,000, rounded down to the nearest whole Share.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(e)Value.  For purposes of this Policy, “Value” means the average of the closing trading price of the Company’s common stock for the 30 calendar days ending the day prior to the date of grant.

(f)Deferral.  Outside Directors will be permitted to defer the settlement of Awards granted under this Section 2 in accordance with a deferral election made in accordance with Section 409A.

3.Change in Control.  In the event of a Change in Control, each Outside Director’s Awards accelerate.

4.Limitations.  Any cash compensation and Awards granted to an Outside Director shall be subject to the limits provided in Section 11 of the Plan.

5.Travel Expenses.  Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.Additional Provisions.  All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.Section 409A.  In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.Revisions.  The Board may amend, alter, suspend or terminate this Policy at any time and for any reason.  No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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